                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  JETFAX, INC.


     Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, JETFAX, INC., a corporation organized and existing under the Delaware General Corporation Law (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation at a duly convened special meeting held on February 1, 1996 duly adopted the following resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation, as previously amended, of the Corporation:

          RESOLVED, that the Board of Directors of the Corporation deems it advisable and hereby declares it advisable that the Corporation's Certificate of Incorporation, as previously amended, be amended by deleting the language contained in the first paragraph of Article IV thereof in its entirety and replacing said paragraph with language increasing the total number of authorized shares of the Corporation to 23,000,000 shares of stock, of which 13,500,000 shares shall be common stock of the Corporation, par value $.01 per share, and 9,500,000 shares shall be preferred stock of the Corporation, par value $.01 per share, such amended paragraph to read in its entirety as follows:

               "The total number of shares of stock of all classes which the corporation shall have authority to issue is 23,000,000, of which 13,500,000 shares shall be common stock, $.01 par value per share, and 9,500,000 shares shall be preferred stock, $.01 par value per share."

     SECOND: Thereafter, the foregoing amendment to the Certificate of Incorporation was approved and adopted by the
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stockholders of the Corporation by written consent in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

     THIRD: Notice to the Corporation's stockholders has been given in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

     FOURTH: The foregoing amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

          IN WITNESS WHEREOF, JetFax, Inc. has caused this Certificate to be executed this 9th day of February, 1996.


                                      JETFAX, INC.


                                      By: /s/Edward R. Prince III
                                          -----------------------
                                           Edward R. Prince III
                                           President

Attest: /s/Eli Morowitz
        ---------------
         Eli Morowitz
         Secretary





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

STATE   OF   CALIFORNIA

COUNTY OF SAN MATEO


        I, Juliet H. Tibbetts, do hereby certify that on this 9th day of February, 1996, Edward R. Prince III personally appeared before me, who being by me duly sworn, declared that he executed the foregoing Certificate in his capacity as President of JetFax, Inc., and that the statements contained therein are true.

        GIVEN UNDER MY HAND AND SEAL OF OFFICE this 9th day of February, 1996.

                                      /s/Juliet Tibbetts
                                      ------------------
                                      Notary Public in and for the
                                      State of California


                                      Juliet Tibbetts
                                      ----------------------------
                                      Printed Name of Notary Public


                                      My Commission Expires:


                                      January 19, 1999



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